Exhibit 14.1

BAYWOOD INTERNATIONAL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the “Code”) is intended to provide our associates (as hereinafter defined) with an understanding of the principles of business conduct and ethics that are expected of them and to stimulate awareness of ethical and legal issues that may be encountered in carrying out their responsibilities.  The standards set forth in this Code apply to us all.  Every associate of Baywood International, Inc. and all subsidiaries controlled by it (collectively, the “Company”) is expected to comply with this Code as a condition of his or her relationship with the Company.  The term “associate” means every full and part-time employee of the Company, all officers of the Company, including the Company’s executive officers, and every member of the Company’s Board of Directors (the “Board”), even if such member is not employed by the Company.

If any breach of this Code is known to you, you should report violations to David Tsiang, who is a member of the Board, as described in more detail below.  Reports may be made anonymously and we have adopted a specific non-retaliation policy described herein to protect associates who make reports of potential violations.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct.  If you have questions regarding the matters that are addressed in the Code, you are urged to consult with David Tsiang, another member of the Board or a member of management.

The provisions of the Code regarding the actions the Company will take are guidelines which the Company intends to follow.  There may be circumstances, however, that in the Company’s judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

GENERAL REQUIREMENTS

Each associate of the Company is expected to be honest in all business dealings and obligations, and is expected at all times to:

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Avoid conflicts of interest between personal and professional relationships where possible;

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Pursue the ethical handling of actual or apparent conflicts of interest when conflicts or appearance of conflicts are unavoidable, including full disclosure (to a responsible supervisor, David Tsiang or another member of the Board) of any transaction or relationship that reasonably could be expected to give rise to a conflict;

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Provide full, fair, accurate, timely, and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

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Comply with applicable governmental laws, rules, and regulations;

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Promptly report any violations of this Code; and

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Be accountable personally for adherence to this Code.

REPORTING VIOLATIONS; PROTECTION AGAINST RETALIATION

Each associate is responsible for promptly reporting to the Company any circumstances that such person believes in good faith may constitute a violation of this Code, or any other Company policy, or applicable law, regulations and rules.  Except as otherwise provided in the next paragraph, suspected policy violations may be reported (including confidential and anonymous reports) to David Tsiang, a member of the Board, whose contact information is as follows:

Name: David Tsiang

Title: Senior Vice President – Northeast Securities, Inc. and a director of the Company

Phone: (212) 607-5406

Email: dtsiang@nesec.com

Any complaint regarding accounting, internal accounting controls or auditing matters (including confidential and anonymous complaints) should be reported by telephone to the Company’s Audit Committee, if any, or by letter to the Board of Directors, as follows:

Board Directors of Baywood International, Inc.

c/o Baywood International, Inc.

14950 North 83rd Place – Suite 1

Scottsdale, AZ  85260

Every effort will be made to investigate confidential and anonymous reports within the confines of the limits on information or disclosure such reports entail.  While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction, including dismissal.  The Company will investigate any matter which is reported and take any appropriate corrective action.

Those who violate the standards in this Code will be subject to disciplinary action.  Failure to follow this Code, as well as to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in termination of employment or termination of board service.

Reporting Anonymously

When reporting suspected violations of the Code, the Company prefers that associates identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation.  However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an associate wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings.  In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations.  Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

Company policy prohibits retaliation (or threat of retaliation) against an associate who reports a violation of this Code in good faith.  As provided by law, the Company is not permitted to fire, demote, suspend, harass or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional Committee, or by the Company, relating to what the associate reasonably believes is a violation of the securities laws, an act of fraud or violation of any wage or discrimination laws.  No Company director, officer, employee or representative is permitted to take any such retaliatory action.

CONFLICTS OF INTEREST

Associates should be cautious in any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the Company.  An actual or potential conflict of interest arises when an associate is in a position to influence a decision that may result in personal gain for that associate or for a relative of that associate as a result of the Company’s business dealings.  For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the associate is similar to that of persons who are related by blood or marriage.  In dealings with current or potential customers, suppliers, contractors and competitors, each associate should act in the best interests of the Company to the exclusion of personal advantage.  In addition, business dealings with outside firms should not result in unusual gains for those firms, such as bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls.

Associates are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

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No associate or relative of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the Company or which is an actual or potential competitor of the Company, without prior approval of the full Board or a committee thereof.

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No associate shall conduct a significant amount of business on the Company’s behalf with an outside enterprise which does or seeks to do business with the Company if a relative of the associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the Company and such enterprise, without prior approval of the full Board or a committee thereof.

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No executive officer or employee, or a relative of an executive officer or an employee, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the Company.

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No director, or a relative of a director, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the Company, without the prior approval of the full Board or a committee thereof.

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No associate shall engage in activities that are directly competitive with those in which the Company is engaged.

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No associate shall divert a business opportunity from the Company to such individual’s own benefit.  If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the Company is or may become involved or in which the Company may have an existing interest, the associate should disclose the relevant facts to David Tsiang or another member of the Board.  The associate may proceed to take advantage of such opportunity only if the Company is unwilling or unable to take advantage of such opportunity as notified in writing by the full Board or a committee thereof.

In addition, the Board will review and approve, in advance, all related-party transactions as required by the SEC, The Nasdaq Stock Market or any other regulatory body to which the Company is subject.

Each associate should make prompt and full disclosure in writing to David Tsiang or another member of the Board of any situation that may involve a conflict of interest.  Failure to disclose any actual or perceived conflict of interest is a violation of this Code.

SAFEGUARDING COMPANY AND THIRD PARTY PROPERTY

Proper protection and use of Company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the Company.  Associates should comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust.  The provisions hereof relating to protection of the Company’s property also apply to property of others entrusted to it (including proprietary and confidential information).

Protection and Proper Use of Company Assets

The removal from the Company’s facilities of the Company’s property is prohibited, unless authorized by the Company.  This applies to furnishings, equipment, and supplies, as well as property created or obtained by the Company for its exclusive use – such as client and customer lists, supplier lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases.  Neither originals nor copies of these materials may be permanently removed from the Company’s premises or used for purposes other than the Company’s business without prior written authorization from the Board.

The Company’s products and services are its property; contributions made by any associate to their development and implementation are the Company’s property and remain the Company’s property even if the individual’s employment or directorship terminates.

Each associate has an obligation to use the time for which he or she receives compensation from the Company productively.  Work hours should be devoted to activities directly related to the Company’s business.

Proprietary and Confidential Information

The Company provides its associates with confidential information relating to the Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law.  The types of information that each associate should safeguard include (but are not limited to):

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account balances,

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customer finances and credit,

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anticipated changes in management,

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patents,

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new products under development,

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compensation data,

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customer lists, including contact information,

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customer preferences,

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supplier lists,

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Company financial information,

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marketing strategies,

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new materials research,

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pending projects and proposals, and

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all other sensitive information regarding Company affairs.

Any associate who possesses confidential information has an important responsibility to keep that information confidential within the Company, and to disclose such information internally only on a “need to know” basis.  Individuals must be discreet with the information and avoid communicating Company or customer matters in ways that are susceptible to interception or use by third parties.

Accurate Records and Reporting

Under law, the Company is required to keep books, records, and accounts that accurately reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the SEC.  All Company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents should accurately and clearly represent the relevant facts and the true nature of transactions.  Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document.  No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment.  In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies.  In consideration of those legal requirements and the Company’s business needs, all associates must maintain records in accordance with applicable law and policies adopted by the Company from time to time.

In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit.  When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from David Tsiang or another member of the Board.

Corporate Advances

Under law, the Company may not loan money to associates except in limited circumstances.  It shall be a violation of this Code for any associate to advance Company funds to any other associate or to himself or herself except for advances in connection with usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes.

RELATIONSHIPS WITH CUSTOMERS AND VENDORS

Fair Dealing

The Company expects its associates to compete aggressively in furthering the interests of the Company.  It also expects them to do so fairly, ethically and in a manner that fully complies with all applicable laws and regulations.  To that end, no individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any intentional unfair dealing or practice.  Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee’s conduct is strictly prohibited.

Improper Influence

The Company expects all of its associates to refrain from any illegal conduct to achieve improper influence.  Among other types of improper influence which are prohibited are the following:

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No associate of the Company shall make illegal contributions, bribes, kick-backs, or any type of illegal payment to anyone in connection with the obtaining of orders or favored treatment; and

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The accepting of gifts, entertainment, or any other personal favor or preferment from anyone with whom the Company has or is likely to have any business dealings, other than a Holiday gift of nominal value, is forbidden.

If a situation should arise in which you are unable to discern whether a course of conduct would violate these rules, please contact a member of the Board to discuss the situation in advance of any course of action.

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

It is each associate’s responsibility to know and understand the laws applicable to his or her job responsibilities (including insider trading laws), to comply with both the letter and the spirit of those laws, and to act with the highest ethical standards of business conduct.  Furthermore, associates must endeavor to avoid not only actual misconduct but also even the appearance of impropriety.  In the case of any questionable conduct, he or she must consider how he or she and the Company would be perceived if the conduct were publicized.  Each associate should consult with his or her immediate supervisor, David Tsiang or another member of the Board regarding any questions concerning any ethical or legal requirements.

Insider Trading and Fair Disclosure

No associate may trade in securities while in possession of material inside information or disclose material inside information to third parties (“tipping”).  Material inside information is any information that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade securities (e.g., earnings estimates, significant business investments, management changes, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance).  Using material inside information for trading, or tipping others to trade, is both unethical and illegal.

Accordingly, no associate may: (a) trade securities of the Company or any other company while in possession of material inside information with respect to that company; (b) recommend or suggest that anyone else buy, sell or hold securities of any company while the associate is in possession of material inside information with respect to that company (this includes formal or informal advice given to family, household members and friends); (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisors and other Company employees working on the matter).  Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and limitations on its use.  Any questions as to whether information is material or non-public should be directed to the Board of Directors who may consult the Company’s counsel.

Inquiries from the Media and Public

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules.  Consistent with this commitment and the Company’s policies regarding Insider Trading and Fair Disclosure, discussed above, associates are not authorized to answer questions from the media, analysts, investors or any other members of the public.  If you should receive such an inquiry, you must record the name of the person and immediately notify the Chief Executive Officer.

Subpoenas and Government Investigations

As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries.  All subpoenas, information document requests or other inquiries should be referred immediately to the Chief Executive Officer.

Equal Employment Opportunity

The Company is committed to a work environment where individuals are treated with dignity and respect.  Equal employment opportunity is an essential part of this commitment.  The Company does not discriminate, and will not tolerate discrimination (including harassment), against any associate or applicant for employment on any basis prohibited under applicable law or Company policy.

Any person who believes that he or she has been harassed or threatened with or subjected to physical violence in or related to the workplace should report the incident to an appropriate supervisor, or to David Tsiang or another member of the Board who will arrange for it to be investigated.  All efforts will be made to handle the investigation confidentially.

The Company will not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials.  All associates must promptly contact an appropriate supervisor or the Chief Executive Officer about the existence of offensive materials, especially child pornography, on the Company’s systems or premises so that appropriate action may be taken, including notifying the proper authorities if necessary.

The Company is committed to providing a drug-free work environment.  The illegal possession, distribution, or use of any controlled substances on Company premises or at Company functions is strictly prohibited.  Similarly, reporting to work under the influence of any illegal drug or alcohol and the abuse of alcohol or medications in the workplace are not in the Company’s best interest and violates this Code.

All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to an appropriate supervisor or the Chief Financial Officer.

Health, Safety, and Environment Laws

Health, safety, and environmental responsibilities are fundamental to the Company’s values.  Associates are responsible for ensuring that the Company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the Company does business.

The penalties that can be imposed against the Company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

SCOPE

Every associate is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property.  If any associate believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she should bring the matter to the attention of the Company.

This Code is not intended to supersede or materially alter Company policies and procedures already in place as set forth in any employee manual and/or a distinct Company policy communicated to Company employees.

WAIVERS AND AMENDMENTS

The Company may waive application of this Code to associates in certain limited circumstances.  Any waivers of the provisions of this Code may be granted only in exceptional circumstances by the Board or a committee of the Board.  The Company will promptly disclose to its stockholders waivers granted to any of its executive officers or directors in accordance with all applicable laws and regulations.  The Board must also approve amendments to this Code.